UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2024

Date of Report (Date of earliest event reported)

Plutonian Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41554	86-2789369
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1441 Broadway 3rd, 5th & 6th Floors New York NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 969-0946

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of one Common Stock, one redeemable Warrant, and one Right	PLTNU	The Nasdaq Stock Market LLC
Common Stock	PLTN	The Nasdaq Stock Market LLC
Warrant, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	PLTNW	The Nasdaq Stock Market LLC
Rights, each right entitling the holder to receive one-sixth of one share of Common Stock	PLTNR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 30, 2024, the Company held a special meeting of stockholders (the “Special Meeting”). On March 25, 2024, the record date for the Special Meeting, there were 5,000,767 shares of common stock of Plutonian entitled to be voted at the Special Meeting. At the Special Meeting, 3,428,535 shares of common stock of Plutonian or 68.6% of the shares entitled to vote at the Special Meeting were represented in person or by proxy.

1.	The Business Combination Proposal

Stockholders approved the Business Combination Proposal, a proposal to approve and adopt the Merger Agreement and the Mergers, whereby Big Tree Cloud Merger Sub II Inc. will merge with and into the Company, the separate existence of Big Tree Cloud Merger Sub II Inc. will cease and the Company will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Big Tree Cloud Holdings Limited. Passage of the Business Combination Proposal required approval by the affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The voting results were as follows:

FOR	AGAINST	ABSTAIN
3,428,535	0	0

2.	The Redomestication Proposal

Stockholders approved the proposal to approve the Company’s “redomestication” from Delaware to Cayman Islands that will take place with respect to the new public holding company pursuant to the terms of the Merger Agreement. Passage of the Redomestication Proposal required approval by the affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The voting results were as follows:

FOR	AGAINST	ABSTAIN
3,428,535	0	0

3.	The Merger Issuance Proposal

Stockholders approved the proposal to approve, for purposes of complying with applicable listing rules of Nasdaq the issuance of more than 20% of the current total issued and outstanding PubCo Ordinary Shares pursuant to the terms of the Merger Agreement. Passage of the Merger Issuance Proposal required approval by the affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The voting results were as follows:

FOR	AGAINST	ABSTAIN
3,428,534	1	0

4.	The PubCo Charter Proposal

Stockholders approved the proposal to amend PubCo’s memorandum and articles of association. Passage of the PubCo Charter Proposal required approval by the affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The voting results were as follows:

FOR	AGAINST	ABSTAIN
3,183,712	244,823	0

5.	The NTA Requirement Amendment Proposal

Stockholders approved the proposal to amend the Amended and Restated Certificate of Incorporation of Plutonian (the “Charter”) to delete Article SIXTH D from the Charter, which provides: “The Corporation will not consummate any Business Combination unless it has net tangible assets of at least $5,000,001 upon consummation of such Business Combination.” Passage of the NTA Requirement Amendment Proposal required approval by the affirmative vote of a majority of the votes of the shares present in person or represented by proxy at the Special Meeting and entitled to vote thereon. The voting results were as follows:

FOR	AGAINST	ABSTAIN
3,183,712	244,822	1

Item 8.01. Other Events.

In connection with the stockholders’ vote at the Special Meeting of Stockholders held by the Company on April 30, 2024, a total of 3,223,953 shares of common stock of Plutonian were tendered for redemption. As a result, approximately $35.4 million (approximately $10.985 per share) will be removed from the Company’s trust account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of the Company, such as franchise taxes, but not including any excise tax, since that date. Following redemptions, the Company will have 1,776,814 shares of Common Stock outstanding, and approximately $172,348 will remain in the Company’s trust account.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2024

PLUTONIAN ACQUISITION CORP.

By:	/s/ Wei Kwang Ng
Name:	Wei Kwang Ng
Title:	Chief Executive Officer